EXHIBIT 10.4

November 16, 2017

Michael Hobey

17 State Street, Suite 3811

New York, NY 10004

Dear Mike:

I am pleased to confirm your appointment to the position of President and interim Chief Executive Officer for Real Industry, Inc. (the “Company”), reporting solely and directly to our Board of Directors.   I am also pleased to confirm your continued retention as Executive Vice President and Chief Financial Officer of Real Alloy Holding, Inc., a wholly-owned operating subsidiary of the Company (“Real Alloy”).   Your appointment to these roles is effective as of November 16, 2017 and your employment will be on an “at-will” basis and may be terminated (by the Company, Real Alloy or by you) at any time, for any or no reason.

Your base annual compensation for the position of (a) President and interim Chief Executive Officer of the Company will be at the rate of $175,000 payable by the Company and (b) Executive Vice President and Chief Financial Officer of Real Alloy will be at the rate of $343,000 payable by Real Alloy.   You acknowledge and agree that while such payments may be processed through and made on behalf of the Company and Real Alloy by Insperity PEO Services, L.P. (“Insperity”), Insperity has no obligation to pay such amounts.  In addition you will be entitled to participate in all compensation and benefit programs applicable to other senior managers of the Company and Real Alloy, as the case may be from time to time, or approved by the compensation committee in the future. This will include, without limitation, the key employee incentive program for Real Alloy (the “RA KEIP”), approved by the applicable bankruptcy court.  The RA KEIP will be based on specific individual and corporate performance criteria as recommended and approved by the compensation committee.

In addition, at all times during your employment with the Company and Real Alloy you will continue to be (i) eligible to participate, without duplication, in all of the Company’s and/or Real Alloy’s benefit plans, programs and policies applicable to senior officers of the Company and/or Real Alloy from time to time, which may include to the extent offered by the Company and/or Real Alloy, without limitation, various life, health and accident insurance plans and savings plan, and (ii) indemnified to the fullest extent permitted by Delaware law and covered by any Director and Officer Liability insurance maintained by the Company and/or Real Alloy for its senior executive officers (which, for the avoidance of doubt, shall continue to cover you after the termination of your employment with respect to any liability with respect to your employment, subject to applicable standards of conduct under the Delaware General Corporation Law, any director and officer indemnification agreement entered into with the Company and/or applicable Director and Officer Liability insurance policies, as the case may be).  The Company and Real Alloy each retain the right to terminate or alter any such plans or policies from time to time, provided that such termination

Michael Hobey

November 16, 2017

or alteration is done for all eligible employees and not specifically for you.  You will be entitled to vacations, sick leave and other similar benefits in accordance with policies of the Company and Real Alloy from time to time in effect for personnel with commensurate duties.

You acknowledge and agree that the confidentiality, non-solicitation and non-disparagement provisions contained in Appendix A are necessary and valuable to the Company and Real Alloy and we and you acknowledge and agree to be bound to the agreements, restrictions, obligations and provisions set forth in Appendix A attached hereto.

For the avoidance of doubt, we and you acknowledge and confirm that this agreement supersedes and replaces any prior contractual arrangements with the Company and/or Real Alloy, including, without limitation, the Management Continuity Plan and such agreements or your participation in such arrangements is terminated with your consent.

Please acknowledge acceptance of this offer and your agreement to the terms set forth herein and in Appendix A by signing below and returning one copy to my attention.  Feel free to contact me should you have any questions.

Sincerely,

/s/ Peter C.B. Bynoe
Peter C.B. Bynoe
On behalf of the Compensation Committee
of Real Industry, Inc.

Accepted:

/s/ Michael Hobey	Dated: November 16 , 2017
Name: Michael Hobey

cc:       William Hall, Chairman of the Board

David S. Stone, Esq.

Murray Indick, Esq.

Michael Hobey

November 16, 2017

APPENDIX A

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS

AND RESTRICTIVE COVENANTS

1.    Confidential Information; Assignment of Inventions; Return of Company Property. You acknowledge and agree that (i) the services to be performed by you under this Agreement are unique and extraordinary and, as a result of such employment, you shall be in possession of Confidential Information relating to the business practices of the Company, Real Alloy and their subsidiaries (the “Company Group”) and (ii) that the trade secrets and Intellectual Property of the Company Group are very valuable.  You agree to be bound by the policies of the Company Group with respect to the confidentiality, ownership and assignment of employee rights with respect to trade secrets, Intellectual Property and other information of the Company Group. “Intellectual Property” shall mean all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that are conceived, reduced to practice, developed or made by you while providing services to the Company Group and that (a) relate to the Business (as hereinafter defined), including the Company Group’s related business, research and development, existing products or services or future products and services under development during your employment; or (b) relate to the Business and are conceived, reduced to practice, developed or made using any of equipment, supplies, facilities, assets or resources of the Company Group, including, without limitation, any intellectual property rights.

2.    Non-solicitation and Non-disparagement.

(a)    Non-solicitation.  You shall not, except in the good faith performance of your duties hereunder or as specifically authorized by the Board in writing, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, during the one-year period following the termination of your employment (the “Post-Termination Period”):

(i)    solicit, aid or induce any employee, representative, agent or consultant of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other Person, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, representative or agent; provided, however, that the foregoing provision will not prevent Employee from hiring any such individual whom he hires as a result of such individual responding to a general advertisement for employment;

Michael Hobey

November 16, 2017

(ii)    solicit, contact, aid or induce any Customer (as hereinafter defined) in the Territory (w) to purchase goods or services that have been sold or provided by any member of the Company Group during the Post-Termination Period from another person, firm, corporation or other entity (or attempt to do any of the foregoing) or engage in other Competitive Activity, (x) to terminate, curtail or otherwise limit its business relationship with any member of the Company Group,  (y) to interfere otherwise with any part of the Company Group’s business, or (z) to attempt to do any of the foregoing; or

(iii)    solicit, contact, aid or induce any entity or person who was a supplier of goods, services or property (including Intellectual Property) to any member of the Company Group, or any licensor or licensee of any member of the Company Group, during the Post-Termination Period to not do business with, to discontinue doing business with, or to materially reduce all or any part of their business with the any member of the Company Group.

(b)    Definitions.

(i)    “Competitive Activity” means (a) the invention, design, development, fabrication, manufacture, assembly, production, procurement, marketing, distribution or sale of any products that are competitive with or could be used as a substitute for any of the products or services offered by any member of the Company Group at any time during the Post-Termination Period, or under development or consideration for development by any member of the Company Group at any time during the Post-Termination Period, (b) the delivery, performance, marketing or sale of any services that are competitive with or could be used as a substitute for the services offered by any member of the Company Group at any time during the Post-Termination Period, or under development or consideration for development by any member of the Company Group at any time during the Post-Termination Period, (c) the performance of business activities of the type which in the ordinary course of business would be reasonably likely to involve (or actually do involve) the unauthorized use or disclosure of Confidential Information or Intellectual Property belonging to any member of the Company Group or (d) consulting or other advising in support of the foregoing.

(ii)   “Customer” means any customer of any member of the Company Group or any prospective customer of any member of the Company Group, each at any time during the last two years of your employment.

(iii)     “Person” means any person or entity other than the Company, Real Alloy or any other member of the Company Group.

(iv)   “Territory” means any location in which any member of the Company Group operates or sells, or intends within two years to operate or sell, its products, including Europe or North America.

Michael Hobey

November 16, 2017

3.    Non-disparagement.  At no time during the Post-Termination Period shall you, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, directors, products or services.  At no time during the Post-Termination Period shall any executive officers of the Company Group, directly or indirectly, disparage you. Notwithstanding the foregoing, nothing in this Section 3 shall prevent you from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person.

4.   Enforcement.

(a)   You agree and acknowledge that (i) the potential harm to members of the Company Group of the non-enforcement of Sections 1, 2 or 3 outweighs any harm to you of its enforcement by injunction or otherwise and (ii) he has carefully read this Agreement and has given careful consideration to the restraints imposed by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the trade secrets and other Confidential Information of each member of the Company Group.

(b)   In the event of any breach or threatened breach of this Agreement, the Company, Real Alloy or any other affected member of the Company Group shall be entitled to seek an injunction, without bond, restraining such breach, but nothing herein shall be construed as prohibiting any member of the Company Group from pursuing other remedies available to it for such breach or threatened breach.

5.   Cooperation. Upon reasonable notice from the any member of the Company Group or its counsel, while employed by the Company and Real Alloy and thereafter, you agree to respond and provide information with regard to matters of which you have knowledge as a result of your employment with the Company and Real Alloy, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to your period of employment with the Company and Real Alloy (or any predecessors). You also agree to promptly inform the Company and Real Alloy (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation and shall not do so unless legally required. If you are required to provide any services pursuant to this Section 5 following the termination of your employment, upon presentation of appropriate documentation, then the Company and Real Alloy: (i) shall promptly compensate you for all time incurred in these activities at an hourly rate of pay equal to the most recent annual Base

Michael Hobey

November 16, 2017

Salary at Real Alloy divided by 2080 hours; and (ii) shall promptly reimburse you for reasonable out-of-pocket travel or business expenses incurred in connection with the performance of such services and in accordance with the Company’s and/or Real Alloy’s expense policy (as applicable), and for legal fees to the extent the Board in good faith reasonably believes that separate representation is warranted. Employee’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 5, shall in no way affect your rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s or Real Alloy’s (or any of their subsidiaries’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.